UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 10, 2012

STATION CASINOS LLC

(Exact name of registrant as specified in its charter)

Nevada	000-54193	27-3312261
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 495-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective October 10, 2012, Steve Cavallaro was appointed President of Station Casinos LLC (the “Company”).  Frank J. Fertitta III, the Company’s previous President, will continue with the Company as Chief Executive Officer and a member of the Company’s Board of Managers.

Mr. Cavallaro will be employed by Fertitta Entertainment LLC (“Fertitta Entertainment”), the parent company of the entities that manage the Company’s hotel and casino properties pursuant to management agreements with the Company and its subsidiaries.  Mr. Cavallaro’s employment agreement (the “Employment Agreement”) with Fertitta Entertainment has a five-year term pursuant to which Mr. Cavallaro will devote his full time and attention to the business and affairs of Fertitta Entertainment.  The Employment Agreement provides for a base salary of $1,000,000 and a signing bonus of $750,000.  Mr. Cavallaro will receive an annual bonus of $1,000,000 for the calendar years 2013 and 2014.  For calendar years subsequent to 2014, Mr. Cavallaro will be eligible for a target bonus in an amount of 100% of his base salary based on the overall performance of Fertitta Entertainment.  Mr. Cavallaro will also receive a grant of indirect equity interests in Fertitta Entertainment and FI Station Investor LLC, an indirect holder of 58% of the non-voting equity interests in the Company.  25% of each such grant will vest on each of the first and second anniversaries of the effective date of the grants, with the remaining 50% of each grant vesting on the third anniversary of such effective date.

Mr. Cavallaro, 54, served as the Chairman, President and Chief Executive Officer of Cavallaro Consulting Group from 2005 to 2012.  From 2001 to 2004, Mr. Cavallaro was Executive Vice President and Chief Operating Officer of Station Casinos, Inc.  From 2000 to 2001, he served as Chairman, President and CEO of Cavallaro Consulting Group.  Mr. Cavallaro served as President and Chief Financial Officer of Travelscape.com from 1999 to 2000.  Mr. Cavallaro served as Executive Vice President and Chief Operating Officer of Harveys Casino Resorts from 1996 to 1999.  From 1994 to 1995, he served as Senior Vice President and General Manager of Hard Rock Hotel & Casino.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2012	Station Casinos LLC

	By:	/s/ Marc J. Falcone
Marc J. Falcone
Executive Vice President and Chief Financial Officer